UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2006

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568

(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.02               Results of Operations and Financial Condition.

On July 27, 2006, Simpson Manufacturing Co., Inc. announced its second quarter 2006 earnings in a press release reproduced below:

SIMPSON MANUFACTURING CO., INC.

ANNOUNCES SECOND QUARTER EARNINGS

Pleasanton, CA — Simpson Manufacturing Co., Inc. (the “Company”) announced today that its second quarter 2006 net sales increased 7.5% to $241.2 million as compared to net sales of $224.3 million for the second quarter of 2005. Net income increased 9.5% to $31.6 million for the second quarter of 2006 as compared to net income of $28.8 million for the second quarter of 2005. Diluted net income per common share was $0.64 for the second quarter of 2006 as compared to $0.60 for the second quarter of 2005. In the first half of 2006, net sales increased 11.8% to $456.9 million as compared to net sales of $408.6 million for the first half of 2005. Net income increased 25.4% to $56.7 million for the first half of 2006 as compared to net income of $45.2 million for the first half of 2005. Diluted net income per common share was $1.15 for the first half of 2006 as compared to $0.93 for the first half of 2005.

In the second quarter of 2006, sales growth occurred throughout North America, with the exception of California. Sales in continental Europe increased during the quarter as well. Sales in California were off slightly. The growth rate in the United States was highest in the southern and southeastern regions. Simpson Strong-Tie’s second quarter sales increased 5.7% over the same quarter last year, while Simpson Dura-Vent’s sales increased 28.2%. Homecenters were the fastest growing Simpson Strong-Tie sales channel while sales to contractor distributors were up only slightly. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s Quik Drive and Anchor Systems product lines had the highest percentage growth rates in sales. Seismic and high wind products were up slightly while sales of the Strong-Wall product line were down compared to the second quarter of 2005. Sales of Simpson Dura-Vent’s pellet vent and chimney product lines increased significantly in the second quarter of 2006. The Company believes that the sales increases in pellet vent and chimney products may be partly or wholly the result of the increased use of alternative fuel appliances due to higher natural gas prices. Simpson Dura-Vent’s Direct-Vent products, designed for use with natural gas burning appliances, experienced solid growth, while sales of its gas vent products increased slightly, compared to the second quarter of 2005.

Income from operations increased 9.8% from $45.9 million in the second quarter of 2005 to $50.4 million in the second quarter of 2006, while gross margins increased from 41.0% in the second quarter of 2005 to 42.1% in the second quarter of 2006. This increase in gross margins was primarily due to lower costs and improved absorption of fixed overhead on higher sales volume. While second quarter 2006 gross margins increased relative to 2005, they have not returned to 2004 levels primarily due to increased material costs, mainly steel, which were at their highest in late 2004 and into 2005. The sales price increases that the Company put in place during 2005 have helped to restore some, but not all, of the gross margins. The steel market continues to be dynamic with prices currently increasing and supply subject to interruption. To minimize the effect of these conditions, the Company has purchased additional steel. The Company’s raw material inventory increased by 30.0% since December 31, 2005, and its in-process and finished goods inventory increased by 14.8% over the same period. The Company believes that steel prices are likely to continue to increase in the near term. If they continue to increase and the Company is not able to increase its prices sufficiently, the Company’s margins could deteriorate again.

Research and development and engineering expenses increased 78.3% from $3.2 million in the second quarter of 2005 to $5.7 million in the second quarter of 2006. This increase was primarily due to higher personnel costs, including cash profit sharing and stock compensation costs, of $1.9 million. Selling expenses increased 20.6% from $15.5 million in the second quarter of 2005 to $18.7 million in the second quarter of 2006. The increase was driven primarily by a $1.2 million increase in expenses associated with the addition of sales and marketing personnel and a $1.1 million increase in promotional costs. General and administrative expenses decreased 3.2% from $27.4 million in the second quarter of 2005 to $26.6 million in the second quarter of 2006. The decrease was primarily due to a reduction in cash profit sharing included in administrative expenses of $3.2 million, partially offset by an increase in personnel costs of $1.5 million. In addition, the Company recorded $1.2 million in charges associated with vacating the leased building in Dublin, California, when the Company relocated its home office to Pleasanton, California. Interest income, net of interest expense, increased $0.8 million in the second quarter of 2006 as compared to the second quarter of 2005 primarily as a result of higher cash balances and higher interest rates. The tax rate was 38.3% in the second quarter of 2006, up from 37.5% in the second quarter of 2005.

In the first half of 2006, sales growth occurred throughout North America, while the Company’s sales in continental Europe were up slightly. The growth rates in the United States were highest in the southern and southeastern regions. In the first half of 2006, Simpson Strong-Tie’s sales increased 10.8% over the same period last year, while Simpson Dura-Vent’s sales increased 22.1%. Dealer and contractor distributors were the fastest growing Simpson Strong-Tie sales channels and sales to homecenters were up as a result of increases in the second quarter. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s Quik Drive and Anchor Systems product lines had the highest percentage growth rates in sales. Sales of the Strong-Wall product line were down compared to the first half of 2005. Sales of Simpson Dura-Vent’s pellet vent and chimney product lines increased significantly in the first half of 2006. Sales of its gas vent products and Direct-Vent products, designed for use with natural gas burning appliances, increased somewhat compared to the first half of 2005.

Income from operations increased 25.4% from $72.3 million in the first half of 2005 to $90.7 million in the first half of 2006, while gross margins increased from 39.3% in the first half of 2005 to 41.0% in the first half of 2006. This increase in gross margins was primarily due to lower costs and improved absorption of fixed overhead on higher sales volume. While gross margins in the first half increased in 2006 relative to 2005, they have not returned to 2004 levels.

Research and development and engineering expenses increased 50.0% from $7.2 million in the first half of 2005 to $10.8 million in the first half of 2006. This increase was primarily due to higher personnel costs, including cash profit sharing and stock compensation costs, of $3.1 million. Selling expenses increased 15.2% from $31.4 million in the first half of 2005 to $36.2 million in the first half of 2006. The increase was driven primarily by a $2.4 million increase in expenses associated with the addition of sales and marketing personnel and a $1.1 million increase in promotional costs. General and administrative expenses were flat in the first half of 2006 as compared to the first half of 2005. Interest income, net of interest expense, increased $1.6 million in the first half of 2006 as compared to the first half of 2005 primarily as a result of higher cash balances and higher interest rates. The tax rate was 38.4% in the first half of 2006, up slightly from 37.8% in the first half of 2005.

 In June 2006, the Company completed the purchase, for $6.5 million in cash, of the building in Vacaville, California, which it had been leasing from a related party. In addition, the Company entered into an agreement to purchase a building in Gallatin, Tennessee, for approximately $5.5 million from an unrelated party. The Gallatin building is approximately 194,000 square feet and will be used primarily for manufacturing and assembly of the Company’s Quik Drive product line, replacing the facility that the Company currently leases in Gallatin. The transaction is expected to close in August 2006.

In June 2006, the Company completed the purchase of 500,000 shares of its Common Stock for a weighted average price of $34.33 per share. The total cost of the transaction was $17.2 million and was part of the $50 million that the Company’s Board of Directors authorized in December 2005. The number of shares is approximately the same as the number of shares that were subject to stock options granted in 2006. Also in June 2006, the Company announced that, effective August 1, 2006, Phillip “Terry” Kingsfather will succeed Stephen B. Lamson as President and Chief Operating Officer of the Company’s subsidiary, Simpson Strong-Tie Company Inc. Mr. Lamson intends to continue as Vice President and a Director of the Company into 2007.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, July 28, 2006, at 6:00 am, Pacific Time. To participate, callers may dial 800-362-0571. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and six months ended June 30, 2006 and 2005 (unaudited), are as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(Amounts in thousands, except per share data)	2006	2005	2006	2005
Net sales	$241,232	$224,334	$456,890	$408,550
Cost of sales	139,717	132,313	269,456	248,033
Gross profit	101,515	92,021	187,434	160,517

Research and development and engineering expenses	5,747	3,223	10,806	7,203
Selling expenses	18,693	15,501	36,151	31,379
General and administrative expenses	26,559	27,435	49,675	49,713
Loss (gain) on sale of assets	115	(23)	113	(97)

Income from operations	50,401	45,885	90,689	72,319

Income (loss) in equity method investment	15	95	(129)	168
Interest income, net	891	131	1,779	223
Income before taxes	51,307	46,111	92,339	72,710

Provision for income taxes	19,658	17,273	35,446	27,488
Minority interest	75	—	166	—
Net income	$31,574	$28,838	$56,727	$45,222

Net income per share:
Basic	$0.65	$0.60	$1.17	$0.94
Diluted	0.64	0.60	1.15	0.93

Cash dividend declared
per common share	$0.08	$0.05	$0.16	$0.10

Weighted average shares outstanding:
Basic	48,383	48,005	48,417	47,990
Diluted	49,082	48,447	49,145	48,476

Other data:
Depreciation and amortization	$6,331	$5,999	$12,826	$12,488
Pre-tax stock compensation expense	1,925	1,589	3,765	3,269

The Company’s financial position as of June 30, 2006 and 2005, and December 31, 2005 (unaudited), is as follows:

	June 30,		December 31,
(Amounts in thousands)	2006	2005	2005
Cash and short-term investments	$94,021	$63,049	$131,203
Trade accounts receivable, net	154,682	140,977	101,621
Inventories	218,271	179,568	181,492
Other current assets	17,693	14,373	20,139
Total current assets	484,667	397,967	434,455

Property, plant and equipment, net	180,569	144,385	166,480
Goodwill	43,985	42,339	42,681
Other noncurrent assets	15,317	16,764	16,099
Total assets	$724,538	$601,455	$659,715

Trade accounts payable	$51,651	$36,770	$29,485
Current portion of long-term debt	503	1,212	2,186
Other current liabilities	66,099	57,321	60,288
Total current liabilities	118,253	95,303	91,959

Long-term debt	491	1,932	2,928
Other long-term liabilities	1,514	1,413	1,362
Minority interest in consolidated variable interest entities	—	—	5,337
Stockholders’ equity	604,280	502,807	558,129
Total liabilities and stockholders’ equity	$724,538	$601,455	$659,715

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors, fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

Item 9.01     Financial Statement and Exhibits

(d)     Exhibit:  Press release dated July 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	July 27, 2006	By	/s/ Michael J. Herbert
Michael J. Herbert
Chief Financial Officer